EXHIBIT 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of LifeMD, Inc. on Form S-8 of our report dated March 11, 2024, with respect to our audits of the consolidated financial statements of LifeMD, Inc. as of December 31, 2023 and 2022 and for the years then ended and our report dated March 11, 2024 with respect to our audit of internal control over financial reporting of LifeMD, Inc. as of December 31, 2023 appearing in the Annual Report on Form 10-K of LifeMD, Inc.

Our report on the effectiveness of internal control over financial reporting expressed an adverse opinion because of the existence of material weaknesses.

/s/ Marcum llp

Marcum llp

Marlton, New Jersey
July 5, 2024